Exhibit 10.2

PROFESSIONAL DIVERSITY NETWORK, INC.
RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is dated and effective as of September 24, 2014, by and between Christopher Wesser (the “Executive”) and Professional Diversity Network, Inc., a Delaware corporation (the “Company”).

WHEREAS, on July 11, 2014 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Merger Sub, Inc. (“Merger Sub”) and NAPW, Inc. (“NAPW”) pursuant to which the Company acquired all outstanding shares of NAPW by means of a merger of NAPW with and into Merger Sub.

WHEREAS, as contemplated by the terms of the Merger Agreement, the Company has agreed to grant to the Executive 239,774 shares of common stock of the Company, which is to be subject to certain service-based vesting conditions, and

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it is desirable to grant such shares of common stock.

NOW, THEREFORE, the parties agree as follows:

1.             Grant of Stock.  Subject to the terms and conditions of this Agreement, the Company hereby grants to Executive, on the date first written above (the “Date of Grant”), 239,774 shares of common stock of the Company (the “Restricted Stock”).

2.             Vesting.

(a)
Time-Based Vesting.  Contingent upon the Executive remaining in the continuous employment of the Company (or subsidiary) from the Date of Grant through the applicable vesting date set forth below, the shares of Restricted Stock shall vest in accordance with the following schedule:

(i)	33⅓% of the shares of the Restricted Stock will vest on September 24, 2015;

(ii)	33⅓% of the shares of the Restricted Stock will vest on September 24, 2016; and

(iii)	33⅓% of the shares of the Restricted Stock will vest on September 24, 2017.

(b)	Additional Vesting Events. Notwithstanding the foregoing, any unvested shares of the Restricted Stock shall become fully vested upon the occurrence of any of the following:

(i)	the Company’s termination of the Executive without “Cause” or the Executive’s resignation for “Good Reason” (as such terms are defined in

Employment Agreement between the Company and the Executive, dated September 24, 2014 (the “Employment Agreement”));

(ii)	the Executive’s termination of employment due to the Executive’s death or “Disability” (as such term is defined in the Employment Agreement); or

(iii)	the occurrence of a Change in Control (as defined below).

(c)	For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events after the Date of Grant:

(i)
The acquisition or holding by any person of Beneficial Ownership (as defined in Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934) of combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of a majority of the Board (the “Outstanding Company Voting Securities”); provided, that for purposes of this Section, any such acquisition or holding by any of the following entities shall not by itself constitute a Change in Control: (A) a person whole on the Date of Grant is the Beneficial Owner of 30% or more of the Outstanding Company Voting Securities, (B) the Company or any affiliate, or (C) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates;

(ii)
Individuals who constitute the Board as of the Date of Grant hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Date of Grant whose election, or nomination for election by the Company’s stockholders, was approved by the Nominating Committee of the Board and/or the subcommittees of such Nominating Committee in accordance with the Company’s Amended and Restated Certificate of Incorporation and By-laws shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a person other than the Board;

(iii)
Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: the shareholders of the Company immediately before such event continue to hold, directly or indirectly, (A) more than fifty percent (50%) of the Outstanding Company Voting Securities of the Company or a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more direct or indirect subsidiaries (the Company or such other entity resulting from Business Combination, the “Successor Entity”) and (B) more than 50% of the equity ownership interests of the Successor Entity; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(d)
Forfeiture of Restricted Stock.  The Executive shall automatically and immediately forfeit all unvested shares of Restricted Stock subject to this Agreement upon the Company’s termination of the Executive’s employment for Cause or the Executive’s resignation without Good Reason.

3.              Custody of Certificates.  The Company shall retain custody of the stock certificates evidencing shares of Restricted Stock during any vesting period.

4.              Shareholder Rights.  The Executive shall hold the shares of Restricted Stock subject to the restrictions set forth in this Agreement.  The Executive shall have all the rights of a shareholder solely with respect to shares of Restricted Stock, including, but not limited to, the right to vote such shares (if applicable) and the right to receive all dividends and other distributions paid thereon.  Certificates representing Restricted Stock shall be held by the Company until the restrictions lapse and upon request the Executive shall provide the Company with appropriate stock powers endorsed in blank.

5.              Section 83(b) Election.  If the Executive makes an election pursuant to Code Section 83(b) concerning this Restricted Stock, the Executive shall be required to promptly file a copy of such election with the Company.

6.              Subscription Agreement and Delivery of Shares of Company Stock.  In connection with this award of Restricted Stock, the Executive shall enter into a Subscription Agreement in a form provided by the Company as soon as practicable after the requirements of Section 2 are satisfied, and after the Executive has executed any other form of agreement that the Company may deem, in good faith, appropriate as a condition to delivering a stock certificate to the Executive with respect to the shares of Restricted Stock, the Company will deliver to the Executive upon request share certificates for the appropriate number of shares of Restricted Stock.

7.              Uncertificated Shares.  To the extent that the Agreement provides for issuance of certificates to reflect the transfer of shares, the transfer of such shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

8.             Fractional Shares.  No fractional shares shall be issued or delivered pursuant to this Agreement.    The Board shall determine whether cash, awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

9.             Insider Trading Restrictions.  The Executive acknowledges that the Executive is subject to the Company’s policies regarding compliance with securities laws (as in effect from time to time), and, pursuant to these policies, if the Executive is on the Company’s insider list, the Executive shall be required to obtain pre-clearance from the Company’s General Counsel or other appropriate executive officer prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the Restricted Stock, and may be prohibited from selling such shares other than during an open trading window.  The Executive further acknowledges that, in its discretion, the Company may prohibit the Executive from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

10.           Investment Representation.  The Board may require the Executive to represent and warrant in writing that Executive is acquiring the shares of Restricted Stock for investment and without any present intention to sell or distribute such shares.

11.           Tax Withholding.  The Executive shall be required to pay to the Company, or make arrangements satisfactory to the Company regarding the payment by the Executive to the Company of, an amount equal to all applicable payroll and other withholding taxes (which shall mean the aggregate amount of federal, state and local income and employment taxes required to be withheld in connection with the Restricted Stock).  The parties may provide for payment of applicable payroll and other withholding taxes by having the Company retain that number of shares of Restricted Stock (valued at their fair market value as of the date of retention) that would satisfy all or a specified portion of such taxes.  No payment with respect to the Restricted Stock granted under this Agreement shall be made until the Executive has paid or has made arrangements approved by the Company to satisfy in full all applicable payroll and other withholding taxes.

12.           No Right to Continued Employment.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Executive’s employment or service with the Company at any time or for any reason not prohibited by law, nor confer upon the Executive any right to continue his employment or service for any specified period of time.  To the extent in effect, the Employment Agreement shall govern the terms of the Executive’s employment.

13.           No Constraint on Corporate Action.  Nothing in this Agreement shall be construed to: (i) limit, impair, or otherwise affect the Company’s or its affiliates’ right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

14.           Beneficiary Designation.  The Executive may, from time to time, name any beneficiary or beneficiaries to whom any benefit under this Agreement is to be paid in the case of his death before he receives any or all of such benefit.  Each such designation shall revoke all prior designations by the Executive, shall be in a form prescribed by the Board, and will be effective only when filed by the Executive in writing with the Company during the Company’s lifetime.  In the absence of such designation, benefits remaining unpaid at the Executive’s death shall be paid to the Executive’s estate.

15.           Nontransferability.  The Restricted Stock and any interest therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution and subject to the conditions set forth in this Agreement.  Any attempt to transfer Restricted Stock in contravention of this section is void ab initio.  The Restricted Stock shall not be subject to execution, attachment, or other process.  The Restricted Stock shall be distributable, during the lifetime of the Executive, only to the Executive.

16.           Change in Capital Structure.

(a)
The Board of the Company shall equitably and proportionally adjust the number and kind of shares of Restricted Stock and other relevant terms set forth in this Agreement, in the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation, or other change in the Company’s corporate structure or capital stock (including, but not limited to, the creation or issuance to stockholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), as necessary or appropriate to preserve the intended benefits of the Restricted Stock for the Company and the Executive.  For the avoidance of doubt, there shall be no adjustment solely to maintain the percentage ownership that the Restricted Stock represents in the Company’s outstanding equity as of the Date of Grant (i.e., “anti-dilution adjustment”).

(b)
If the Company is party to a consolidation or merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets or if a Change in Control otherwise occurs, then the Board may take any actions with respect to outstanding Restricted Stock as the Board deems appropriate, consistent with applicable provisions of the Code and any applicable federal or state securities laws.

(c)
Notwithstanding anything in this Agreement to the contrary, the Board may take the foregoing actions without the consent of the Executive, and the Board’s determination shall be conclusive and binding on all persons for all purposes.

17.           Administrative Matters.  Subject to the express provisions and limitations set forth in this Agreement, the Company shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Agreement, including without limitation, the following:

(a)	to prescribe, amend and rescind policies relating to this Agreement, and to interpret the Agreement, including defining terms not otherwise defined;

(b)
to establish or verify the extent of satisfaction of any performance conditions or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Restricted Stock;

(c)	to determine whether, and the extent to which, adjustments are required pursuant to Section 16; and

(d)	to interpret and construe this Agreement to make exceptions to any provisions for the benefit of the Company.

18.           Retirement and Welfare Plans.  Neither shares nor cash paid pursuant to this Agreement may be included as “compensation” for purposes of computing the benefits payable to the Executive as a participant under the Company’s retirement plans (both qualified or nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing the Executive’s benefit.

19.           Miscellaneous.

(a)
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction.

(b)
Legend.  The certificates for shares of Restricted Stock may include any legend which the Board deems appropriate to reflect any restrictions on transfer of such Restricted Stock and any other legend deemed desirable by the Company’s counsel to comply with applicable securities laws.

(c)
Notices.  Any notice, request, consent, or communication under this Agreement shall be effective only if it is in writing and shall be deemed to have been given when personally delivered or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or his last known address.  The address of any party may be changed by notice in writing to the other party duly served in accordance with this Section.

(d)
Failure to Enforce Not a Waiver.  The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(e)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

(f)
Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)	Requirements of Law. The issuance of shares of Restricted Stock under this Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(h)
Modifications; Entire Agreement; Headings.  This Agreement cannot be changed or terminated orally.  This Agreement contains the entire agreement between the parties relating to the subject matter hereof and, specifically and without limitation, any provisions concerning the vesting of the shares of Restricted Stock set forth in the Subscription Agreement, to the extent inconsistent with the terms contained in this Agreement, shall be considered null and void.  The section headings herein are intended for reference only and shall not affect the interpretation hereof.

20.           Binding Effect.  Subject to the limitations stated above, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Executive and the successors of the Company.

21.           Legal Counsel.  The Executive has been provided an opportunity to consult with his or her personal legal counsel, to the extent he or she deems appropriate, regarding this Agreement.

22.           Tax Representation.  The Executive agrees and acknowledges that neither the Company nor any employee, director, shareholder or agent thereof has provided the Executive with any tax advice in connection with this Agreement or any matter pertaining thereto.  Nothing in this Agreement is to be construed as constituting such advice.  The Executive has been provided an opportunity to consult with his or her personal tax advisor, to the extent he or she deems appropriate, regarding the tax consequences to the Executive of this Agreement and all matters pertaining thereto.

* * * Signature Page to Follow * * *

IN WITNESS WHEREOF the Company has caused this Agreement to be signed by a duly authorized officer, and Executive has affixed his signature hereto.

PROFESSIONAL DIVERSITY NETWORK, INC., a Delaware corporation

By:	/s/ David Mecklenburger

Name:	David Mecklenburger

Title:	Chief Financial Officer

I accept the grant of the shares of Restricted Stock and agree to the terms of this Restricted Stock Agreement.

/s/ Christopher Wesser	12/30/2014
Christopher Wesser	Date